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                                                                    EXHIBIT 99.1



                                LETTER AGREEMENT

         This Letter ("Letter"), dated as of June 1, 2005, is executed and delivered by Nutra Pharma Corp. (the "Company"), Doherty & Company, LLC ("Doherty"), a Delaware limited liability company, and Michael Doherty ("Executive").

                                 R E C I T A L S

         WHEREAS, the Company desires Executive to become the Chairman of the Company, an executive position supervising management of the Company.

         WHEREAS, it is anticipated that Executive will expend considerable personal time and effort as Chairman of the Company and his services to the Company, including strategic guidance and management supervision, are a critical component for the Company's future success.

         WHEREAS, Executive is an employee of Doherty and expends considerable time on behalf of Doherty and other investments and engagements, which will be diminished to provide services to the Company.

         WHEREAS, Doherty and the Company wish to confirm the terms set forth in this Letter whereby Doherty will permit Executive to, and Executive shall, become Chairman of the Company.


                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

1. Services as Chairman. The Company, Executive and Doherty hereby agree that Executive will serve as executive Chairman of the Company through Doherty. Executive shall not be required to devote more than 20 hours per week to the Company for his services as Chairman. In exchange for Doherty providing Executive's services to the Company, the Company grants to Doherty an option to acquire from the Company up to an aggregate of Thirteen Million Six Hundred Thousand (13,600,000) whole shares of Company's common stock ("Common Stock"), par value $0.001 per share as of the date of this Letter in the form of Exhibit A hereto ("Option"). In addition, Doherty shall be entitled to receive cash compensation commensurate with its position and duties and comparable to Company's other executives at such time as the Company's other executives receive cash compensation. The term of this arrangement shall be for two years, unless earlier terminated by Doherty or by the Company in accordance with Section 4 of this Letter.

2. Terms of Option. The Option will vest 50% on the first anniversary of the date hereof and the balance shall become exercisable in twelve equal monthly installments thereafter. The option shall be immediately exercisable in the event of a change of control or otherwise as provided in the Option. A change of control shall include the sale, lease or

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         exchange of a majority of the Company's assets, the acquisition (by stock, purchase, merger or otherwise) of a majority of the voting or economic power of the Company by any person or group of affiliated persons, or the liquidation or dissolution of the Company. The option will be exercisable, in whole or in part from time to time, to the extent vested until its expiration on May 31, 2010. The option shall be exercisable at a price of $0.27 per share, which is the fair market value as of the date hereof, subject to adjustment upon any stock split, dividend or reverse split of the Common Stock as further provided in the Option.

3. Duties as Chairman. As Chairman, Executive shall set strategic goals and business planning; consult with and direct the chief executive officer and other executive officers on matters determined by the Board of Directors; help with strategic decisions or business combinations; and otherwise perform duties consistent with the position of Chairman or as agreed to by Executive and the Company. Executive shall also have the authority to select the Company's primary outside corporate and securities counsel, which may be a firm with which Executive or Doherty has a prior relationship. The Company shall waive any conflicts of interest with such firm representing the Company on an ongoing basis, other than with respect to agreements entered into after the date hereof.

4. Termination. The Company may only terminate this arrangement prior to the second anniversary of this Letter for cause. As used in this Letter, "cause" shall mean Executive (i) has breached his fiduciary duties to the Company in a material way; (ii) is guilty of material gross neglect with respect to his duties as Chairman; or (iii) is convicted of violating the federal securities laws.

5. Binding Nature. This Letter shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns and is subject to the approval of the Board of Directors of the Company.

6. Amendment. No amendment to this Letter shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Letter.

7. Waiver. Any of the terms and conditions of this Letter may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Letter shall not operate as a waiver of the provision or of any other provision hereof.

8. Severability. In the event that any provision of this Letter shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

9. Governing Law. This Letter shall be governed by and construed and enforced in accordance with the laws of the State of California.



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10.      Execution in Counterparts. This Letter may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.



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IN WITNESS WHEREOF, each of the parties has executed this Letter as of the date first above written.

                                             NUTRA PHARMA CORP.



                                             /s/ Rik J Deitsch
                                             -----------------------------------
                                             By:  Rik J Deitsch
                                                  ------------------------------
                                             Its: President
                                                  ------------------------------

                                             DOHERTY & COMPANY, LLC



                                             /s/ Michael Doherty
                                             -----------------------------------
                                             By:  Michael Doherty
                                                  ------------------------------
                                             Its: President
                                                  ------------------------------




                                             /s/ Michael Doherty
                                             -----------------------------------
                                             Michael Doherty



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